SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 27, 2013 (February 22, 2013)

SOCIAL REALITY, INC.

(Exact name of registrant as specified in Charter)

Delaware	333-179151	45-2925231
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

225 Santa Monica Blvd., 6th Floor

Santa Monica, CA 90401

(Address of Principal Executive Offices)

323-601-1145

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Effective February 22, 2013, Social Reality, Inc. ("Company") entered into a senior secured revolving credit facility agreement (the “Credit Agreement”) with TCA Global Credit Master Fund, LP (the "Lender"). Pursuant to the Credit Agreement, Lender agreed to loan up to $5,000,000 for working capital purposes. A total of $300,000 was funded by Lender in connection with the closing. The amounts borrowed pursuant to the Credit Agreement are evidenced by a revolving promissory note (“Revolving Note”), the repayment of which is secured by a security agreement (“Security Agreement”) executed by the Company. Pursuant to the Security Agreement, the repayment of the Revolving Note is secured by a security interest in substantially all of our assets in favor of Lender. The initial Revolving Note in the amount of $300,000 is due and payable along with interest thereon on August 22, 2013, unless extended an additional six months so long as no Event of Default has occurred, and bears interest at the rate of 18% per annum.

Additionally, upon the occurrence of an Event of Default, as defined in the Credit Agreement or the Revolving Note, Lender may convert all or any portion of the outstanding principal, accrued and unpaid interest, and any other sums due and payable under the Revolving Note into shares of our Class A common stock at a conversion price equal to 85% of the lowest daily volume weighted average price of our common stock during the five (5) trading days immediately prior to such applicable conversion date, in each case subject to Lender not being able to beneficially own more than 4.99% of our outstanding common stock upon any conversion.

We also agreed to pay Lender various fees during the term of the Credit Agreement, including a $1,500 asset monitoring fee (which increases as additional amounts are borrowed under the Credit Agreement) due each quarter that the Credit Agreement is outstanding, a commitment fee of 4% of the revolving loan commitment and 2% of any increase in the amount thereof, other associated fees as more fully disclosed in the Credit Agreement. We also paid Lender due diligence and document review fees of $22,500 in connection with the closing.  In total, we paid $57,150 in fees, expenses and closing costs, and netted $242,850 in connection with the execution of the Credit Agreement.

We also agreed to pay Lender a fee of $100,000, payable in the form of 99,010 shares of Class A common stock (the “Facility Fee Shares”). In the event that Facility Fee Shares are sold for less than $100,000, we have to pay Lender the balance of $100,000 less the amount of proceeds from the sale, or alternatively issue additional shares in an amount as to reach the $100,000 aggregate.

The Credit Agreement imposes certain restrictions on Company, including on its ability to (i) incur any Funded Indebtedness (as defined in the Credit Agreement), (ii) incur liens, (iii) make investments, (iv) permit a Change in Control (as defined in the Credit Agreement) or dispose of all or substantially all of its assets, (v) make capital expenditures not in the ordinary course of its business, (vi) make distributions to its shareholders, (vii) engage in any line of business other than the business engaged in on the date of the Credit Agreement and businesses reasonably related thereto, and (viii) enter into transactions with any affiliates except in the ordinary course of business and upon fair and reasonable terms that are no less favorable to Company than it would obtain in an arm-length's basis with a non-affiliate.  Each of these restrictions is subject to certain exceptions, as specified in the Credit Agreement.

Item 3.02.	Unregistered Sales of Equity Securities.

On February 25, 2013, as a fee for corporate advisory and investment banking services in connection with the Credit Agreement, we issued 99,010 shares of our Class A common stock, restricted in accordance with Rule 144.  The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, the investor was accredited, and there was no solicitation in connection with the offering.

Item 9.01.	Financial Statements and Exhibits

Exhibit Number	Description

10.1	Credit Agreement

10.2	Revolving Note

10.3	Security Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 27, 2012

GenSpera, Inc.

By:	/s/ Christopher Miglino
Christopher Miglino
Chief Executive Officer